Exhibit 10.4

United States Steel Corporation	Susan M. Suver
600 Grant Street	Vice President-Human Resources
Pittsburgh, PA 15219-2800
412 433 1148
Fax: 412 433 6219
smsuver@uss.com

June 28, 2012

Mr. Mario Longhi

16609 Villalenda de Avila

Tampa, FL 33613

Dear Mario:

In connection with the commencement of your employment with United States Steel Corporation (hereinafter “the Company”), and in consideration of such employment, you acknowledge and agree that during your employment and, should your employment with the Company terminate for any reason, for a period of twelve (12) months immediately following such termination, you shall not, unless acting pursuant to the prior written consent of the Company’s Board of Directors, directly or indirectly (a) own, manage, operate, finance, join, control or participate in the ownership, operation, management, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit your name to be used in connection with any Competing Business, (b) solicit or divert to any Competing Business any individual or entity which is then a customer, or was a customer of the Company at any time during the twelve (12) months preceding your termination, or (c) employ, attempt to employ, solicit or assist any business or enterprise in employing any employee of the Company or advise or recommend to any other person or entity that he or it employ or solicit for employment any employee of the Company. Notwithstanding the foregoing, ownership of 1% or less of any class of outstanding securities of a Competing Business shall not be deemed a violation of this paragraph. The term “Competing Business” shall mean any business or enterprise engaged in the manufacture or sale of flat-rolled or tubular steel products within (i) any state of the United States or the District of Columbia or (ii) any foreign country in which the Company has engaged in any such business within twelve (12) months prior to, or within the twelve (12) month period immediately following, the termination of your employment. In the event that the provisions of this agreement should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law. You acknowledge the reasonableness of the duration and scope of these non-competition and non-solicitation periods and agree that you would be able to obtain employment and will remain able to obtain employment other than as limited herein. You further acknowledge and agree that your employment with the Company will create a relationship of confidence and trust between you and the Company with respect to confidential Company information, and that you will maintain the confidentiality of all such information, which includes any and all confidential and/or proprietary information and data of the Company, whether expressed in writing or

June 28, 2012

otherwise, relating to or concerning the Company or its finances, products, technology, business, customers and properties, including any projections, plans or prospects relating thereto. The Company’s standard provisions relating to confidential information are incorporated by reference, as if fully set forth herein, and you expressly agree that those restrictions will remain in full force and effect during and post-termination of your employment in accordance with their terms.

Please acknowledge your agreement with the above by signing below.

United States Steel Corporation

By:	/s/ S. M. Suver

Date:	June 28, 2012

/s/ Mario Longhi
Mario Longhi

Date:	June 28, 2012